Exhibit 14.1

Saia, Inc.
Code of Business Conduct and Ethics

Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of Saia, Inc. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a law conflicts with a policy in this Code, employees must comply with the law; however, if a local custom or policy conflicts with this Code, employees must comply with the Code. If an employee has any questions about these conflicts, they should ask their supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action. If an employee is in a situation, which they believe may violate or lead to a violation of this Code, follow the guideline described in Compliance Procedures Section of this Code.

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. In all cases of doubt, seek advice before taking action.

Conflicts of Interest

Conflicts of interest are prohibited as a matter of Company policy. A “conflict of interest” exists when a person's private interest interferes, or gives the appearance of interfering, in any material way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Employees are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

As it applies to employment, the primary loyalty and interest of all employees must remain with the Company at all times. Employees shall not engage in any outside employment, including self-employment, which conflicts with their scheduled hours, overtime hours when required, or performance of Company assignments.

Conflicts of interest may not always be clear-cut, so if an employee has a question, they should consult with higher levels of management before taking any action that may involve a conflict of interest. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in the Compliance Procedures section of this Code. The Audit Committee of the Board of Directors of Saia, Inc. has adopted guidelines in dealing with conflicts of interest.

In order to avoid any possible impropriety, Saia, Inc. has certain guidelines regarding the employment of relatives. For the purpose of this Code, “relative” shall be defined as (1) any biological, adoptive, step or foster parent of the employee, a legal guardian or a person who stands in the place of a parent; (2) biological, adoptive, step or foster son or daughter of the employee, a legal ward of the employee, a person for whom the employee stands in the place of a parent, and a son or daughter of an employee's spouse or domestic partner; (3) brothers and sisters; (4) grandparents and grandchildren; (5) spouses and domestic partners, and the parents thereof; and (6) any individual related by blood or marriage.

Relatives will not be employed or assigned jobs in which they have a direct or indirect reporting relationship. Relatives may not be employed in, promoted into, or transferred to the same area of responsibility or the same transactional “audit chain.” An audit chain involves accountability for the processing, reconciling, or adjusting of financial transactions, not necessarily within the same department, and the shared control over such responsibilities. Employees must advise their supervisor of changes in relationships with other employees if the change in relationship results in non-compliance with this policy.

Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If an employee has any questions, please consult the Company's Insider Trading Policy or contact Saia's Chief Financial Officer.

Corporate Opportunities

Employees, officers and directors are prohibited from taking personal advantage of opportunities (or helping others to take personal advantage of opportunities) that are discovered through the use of corporate property, information or position without the consent of the Board of Directors of Saia, Inc. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Any officer or employee who is offered a business opportunity in his or her official capacity must immediately advise the Board.

Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to  respect  the  rights of  and deal fairly with the Company's  customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

Any attempts by the Company and its employees to restrain trade or monopolize business may be subject to the antitrust laws. Some of the most common and serious forms of antitrust violations include price and bid rigging. Therefore, any exchange of sensitive business information with the Company's competitors should be approved in advance by Saia's Chief Financial Officer before the exchange. This includes exchanges that may occur at an industry trade association meeting. Penalties for violation of the antitrust laws include criminal fines for the company and the individuals involved. In addition, individuals responsible for the antitrust violation may be indicted and given prison terms of up to three years for each violation. Since these laws are complex, it is recommended that employees consult their supervisor when they have any questions about these laws.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Employees should discuss with their supervisor any gifts or proposed gifts which they are not certain are appropriate.

Many companies and governmental agencies have formal policies with respect to the receiving of gifts by their employees. All Company employees should observe the wishes of those companies and agencies and abide by their policies.

Discrimination and Harassment

The Company promotes equal employment opportunities and the fair treatment of its employees without regard to race, color, religion, national origin, sex, age, veteran status, disability and any other legally protected classifications as required by applicable federal, state or local laws. Further, the Company believes that the dignity and individuality of each employee and applicant for employment must be respected, and that the work environment must be free of any form of discrimination and conduct that may be considered unlawfully harassing, disruptive, or intimidating. Harassment based on race, color, religion, national origin, sex, age, veteran status, disability and any other legally protected classifications is strictly prohibited. Any instances of harassment in any form are to be reported immediately to the appropriate supervisor or manager, the head of Human Resources or the Chief Financial Officer of Saia.

Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions immediately to their appropriate supervisor or manager.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs will not be tolerated.

Record Keeping

The Company's financial records are relied upon to produce reports to the Company's management, shareholders, creditors, governmental entities and others. All Company accounting records and reports produced from those records shall be kept and presented in accordance with the laws of each applicable jurisdiction and must accurately and fairly reflect the Company's assets, liabilities, revenues, expenses and cash flows.

False or intentionally misleading entries in the Company's accounting records are prohibited, as are intentional misclassification of transactions between accounts, departments or accounting periods. All transactions must be recorded with care and honesty and must be supported by accurate documentation in sufficient detail to permit the review and audit. All transactions must be recorded in the proper account and in the proper accounting period. No secret or special books or records may be maintained for any purpose. Compliance with generally accepted accounting principles and the Company's system of internal accounting controls is required at all times.

All employee expense reports must accurately reflect expenses incurred by the employee on behalf of the Company, and include such information as may be requested by the Company. False or intentionally misleading entries are prohibited, as are the misclassification of expenses. Violation of expense reporting rules may result in disciplinary action, up to and including discharge.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult Saia's Chief Financial Officer.

Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Chief Financial Officer of Saia or required by laws or regulations. Company confidential or proprietary information includes but is not limited to internal information regarding Company's finances, future business performance and business plans, business and brand strategies, and information which is or relates to Company trade secrets. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. Upon termination of employment, an employee shall not copy or retain any documents containing confidential or proprietary information of the Company.

Protection and Proper Use of Company Assets

Employees use Company equipment, facilities, vehicles, documents and money to perform their duties.  Employees may also use the Saia brand and logo in the course of their job.  These assets must be only used for authorized activities, and not for personal or political purposes.  All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, although authorized incidental personal use may be permitted. No employee of Saia, Inc. should make or use unauthorized copies of any copyrighted, trademarked or licensed materials, including computer software, or otherwise violate the terms of the copyright laws or licensing agreements.

The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use, modification, destruction or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

All officers and employees are responsible for protecting the data within their assigned area of control from unauthorized use, modification, destruction, or disclosure. Data pertaining to customers, pricing, forecasts, financial, and planning formation are examples of the types of data to be safeguarded and used only for the best interests of the Company. Please refer to the Information Security Policies and Procedures concerning the Company's policies with regard to information technology. Among other things, that policy provides:

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The Company treats all information transmitted over or stored on its information technology systems as business related information of the Company and maintains complete ownership of all such information. Employees should have no expectation of privacy in connection with their use of these systems.  In this regard the Company has the capability, and reserves the right to access, review, copy and or delete any information transmitted over or stored on its systems for any purpose, including email transmissions, and disclose the same to any party inside or outside the Company in its sole discretion, consistent with and in accordance with applicable law.

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The Company reserves the right to block access to any website and may maintain logs of sites visited by all users that may be audited at any time. Regardless of whether access is blocked, it shall be a violation of the policy for any employee to access sexually explicit Internet sites, or any Internet site that may be construed as obscene, offensive, or harassing to any employee based upon race, creed, color, religion, national origin, sex, age, veteran status, disability and any other legally protected classifications under applicable federal, state or local laws.

Payments to Government Personnel; Campaign Contributions

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

No political contributions to a federal election campaign whether by cash or otherwise, may be made by or in the name of the Company. In state and local election campaigns, political contributions by corporations may be prohibited. Therefore, when questions arise as to political contributions in state and local campaigns, contact the Chief Financial Officer of Saia, Inc.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

Reporting Any Illegal or Unethical Behavior

It is the Company's position that it will not condone any criminal activity by any of its employees or agents. Nor should employees or agents condone criminal activity on the part of any other person within the Company. It is the Company's responsibility to prevent and detect violations of law and report known violations to the appropriate governmental authorities. However, all employees have an obligation to alert the Company to any situation in which the foregoing policies are being, or may have been, violated. No retaliatory action will be taken against any employee for reporting, in good faith, a violation of the policies or cooperating in an investigation in accordance with this policy.

In order to implement this program, the Chief Financial Officer of Saia, Inc. has been designated as Compliance Officer. Anyone within the Company who knows that criminal activity is, or is suspected to be, occurring should contact the Chief Financial Officer of Saia, Inc. A report of actual or suspected criminal activity should be made in writing. The identity of the disclosing individual will be confidential except where disclosure is required by the appropriate governmental authorities or applicable law. The Chief Financial Officer of Saia, Inc. shall have full responsibility for the investigation and disclosure of suspected or actual criminal activity, which disclosure may only be made to the appropriate Federal authorities.

Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

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Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your manager or your Human Resources representative. If that also is not appropriate, you can call Saia's toll-free AlertLine (877) 540-5063 or the Company's toll-free number (800) 765-7242 ext. 4062. The Company's toll-free number will put you in direct contact with the Internal Audit Department of Saia, Inc. If you prefer to write, address your concerns to: Internal Audit Department of Saia Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, GA 30097.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Disciplinary Action

Any employee found to be violating the Policies set out in this Code shall be subject to appropriate disciplinary action, up to and including dismissal. Where criminal violations are alleged to have occurred or are occurring, the Company will be required to report these actual or suspected violations to the appropriate Federal authorities, or in the case of violations of state criminal laws, to the appropriate state authorities; and will aid law enforcement authorities in the prosecution of culpable individuals.

Dated:July 27, 2017